Exhibit 99.2

PRESS RELEASE
Synthesis Energy Systems Receives Approval for the
Expansion of Hai Hua Gasification Plant
Phase II Expansion to Include Production of Monoethylene Glycol
HOUSTON, Texas and SHANGHAI, China, February 8, 2010 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global energy and gasification technology company, announced that it has received the required Shandong Provincial Government approval for the Phase II expansion of the Company’s Hai Hua plant located in Zaozhuang City, Shandong Province, China. This approval will allow SES to expand its current facilities to include production of approximately 50K tpa of monoethylene glycol (“Glycol”) and associated by-products. The approval describes certain details of the expansion project including but not limited to its use of land, the main additional facilities required and the utilization of the existing facilities and syngas product for the expansion.
“We are extremely pleased with our U-GAS® technology’s performance at Hai Hua and our ability to demonstrate operational success. Now we are seeing an opportunity to optimize the asset and create additional value through a Phase II expansion of the plant,” said Robert Rigdon, President and CEO. “As we have mentioned previously, we have been investigating this possibility for the past several months and although we have not yet made a definitive decision to move forward, this approval advances the likelihood of such an expansion significantly,” Rigdon added.
SES believes the Phase II expansion will strengthen the financial performance of the Phase I assets and does not believe additional equity will be required from SES for the expansion. SES is currently engaged with parties who are interested in becoming a partner in the Phase II expansion. SES expects the additional capital required for the expansion to be provided by new partners while SES will contribute a portion of its current 95% equity stake in Phase I towards the expanded plant.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Additionally, the government has expressed support for the expansion project and SES received a letter of intent in July 2009 from the local Xue Cheng government which describes their intent to allow a new local coal mine to be used as the debt guarantee for the expansion project.
Today China imports about 70% of its Glycol, which is an important raw material used in a wide variety of products and applications, including the manufacture of polyester fibers in the textile industry, special resins, antifreeze formulations and other industrial products. Glycol price largely tracks crude oil price as it is normally derived from ethylene which is produced from crude oil derivatives such as naphtha.
The southern Shandong region is a strategic location with abundant coal resources and positioned in the heart of China’s rapidly growing chemical production base. Expansion of the plant was part of the earlier initial project conception and a separate approval was received in August 2008 for a Phase II expansion which contemplated an additional production capacity of approximately 17,000 standard cubic meters per hour (“scm/hr”) (a 15 MW equivalent) of high grade syngas. However, after completing a feasibility study last year, using a certified Chinese Design Institute, SES elected not to proceed with the additional syngas capacity approach and instead decided to explore the monoethylene glycol opportunity.
About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia. The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of the business and operations, plant expansion and growth of the quantity of methanol production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are its early stage of development, its estimate of the sufficiency of existing capital sources, its ability to raise additional capital to fund cash requirements for future operations, its ability to reduce operating costs, the limited history and viability of its technology, the impact of regulatory changes in China and elsewhere on its business, the effect of the current international financial crisis on our business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Hai Hua joint venture, its ability to obtain approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, the sufficiency of our internal controls and procedures and the development of its licensing business. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
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Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610